Exhibit 99.2

Sunlight Financial Announces New Chief Financial Officer
–Rodney Yoder to succeed Barry Edinburg, who will remain with Sunlight in an advisory role–

NEW YORK, N.Y. and CHARLOTTE, N.C. – March 29, 2022 – Sunlight Financial Holdings Inc. (“Sunlight Financial”, "Sunlight" or the “Company”) (NYSE: SUNL), a premier, technology-enabled point-of-sale financing company, today announced that Rodney Yoder has been appointed Chief Financial Officer (“CFO”), effective April 1, 2022. He succeeds current CFO Barry Edinburg, who will remain at the company as an advisor to ensure a smooth transition.
“Rodney is a seasoned finance executive with a superior track record of delivering results and accelerating growth, and I am delighted to welcome him to the team,” said Sunlight Financial Chief Executive Officer Matt Potere. “With his extensive consumer credit experience, financial acumen, and strategic decision-making skills, Rodney is well-positioned to support the next phase of the Company’s development and deliver value for all stakeholders.”
Mr. Yoder joins Sunlight with over 25 years of experience in financial planning, treasury, and consumer credit. Most recently, Mr. Yoder led Financial Analysis and Corporate Strategy at Barclaycard, where he developed expertise in global payments, private banking, and credit, while managing forecasting, risk management, and innovation strategies. Prior to Barclaycard, Mr. Yoder served as Treasurer for Swift Financial for several years. Mr. Yoder started his career at MBNA America, which was acquired by Bank of America, where he spent 16 years in a variety of roles, including treasury and financial planning for consumer credit cards, and served as Divisional CFO for Merchant Acquiring, overseeing merchant services, practice solutions, and card operations.
“I am thrilled to be joining Sunlight Financial to help the firm continue executing on its strategic plan,” said Mr. Yoder. “I admire how the Company has demonstrated growth and operational excellence while staying true to its core values and am honored to have the opportunity to drive increased value for Sunlight’s homeowners, contractors, capital providers, teammates, and shareholders.”

Barry Edinburg to Step Down from CFO Role
After serving as CFO for the last six years, Mr. Edinburg has decided to step down and has agreed to serve in an advisory capacity for six months to facilitate a successful transition of his roles and responsibilities to Mr. Yoder. In addition to taking Sunlight Financial public in 2021, Mr. Edinburg raised several rounds of capital for Sunlight as a private company, built out the Company’s financial operations from scratch, including forming partnerships with more than nine capital providers, and was instrumental in developing the capital-light, cash-generating financing model that drives success for the company today.
“Barry has added tremendous value during his tenure at Sunlight Financial as a respected leader, mentor, and colleague,” said Potere. “On behalf of the board of directors and all Sunlight teammates, I thank Barry for his exceptional contributions; we are grateful for the integral role he played in the growth and development of Sunlight Financial.”

About Sunlight Financial
Sunlight (NYSE: SUNL) is a premier, technology-enabled point-of-sale finance company. Sunlight partners with contractors nationwide to provide homeowners with financing for the installation of residential solar systems and other home improvements. Sunlight’s best-in-class technology and deep credit expertise simplify and streamline consumer finance, ensuring a fast and frictionless process for both contractors and homeowners. For more information, visit www.sunlightfinancial.com.